Exhibit 99

                 Snap-on Announces Second Quarter 2007 Results

          Second quarter 2007 EPS from continuing operations of $0.90;
       EPS of $0.20 in 2006 includes $0.40 per share charge for franchisee settlement

     KENOSHA, Wis.--(BUSINESS WIRE)--July 24, 2007--Snap-on Incorporated (NYSE:SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users, today announced second-quarter 2007 results.

     -- Net sales of $711.9 million were up $90.2 million, or 14.5%, over prior year, reflecting increases across all segments, including $49.6 million of sales from the November 2006 acquisition of Business Solutions and $16.5 million of currency translation.

     -- Operating earnings of $87.4 million increased $67.4 million over prior year on higher sales, improved margins and lower costs. Operating earnings as a percent of revenues improved to 12.0% in 2007 from 9.2% (excluding the franchisee settlement charge) in 2006. Operating earnings in 2006 included a $38.0 million charge related to the settlement of franchisee litigation matters.

     -- Net earnings from continuing operations in 2007 of $52.8 million, or $0.90 per diluted share, compares to $35.1 million, or $0.60 per share, excluding the franchisee settlement charge in 2006. Net earnings in 2007 of $43.8 million, or $0.74 per diluted share, include a $9.0 million, or $0.16 per share, net loss from the sale of a non-core business in Europe. Net earnings in 2006 of $11.8 million, or $0.20 per diluted share, included a $23.4 million, or $0.40 per share, after-tax charge for the franchisee settlement.

     -- Continued year-over-year operating and earnings improvement is expected for the remainder of 2007.

     "We are pleased with the progress that is being made in executing our strategies," said Jack D. Michaels, Snap-on chairman and chief executive officer. "Our second-quarter results reflect the continued progress our associates are making toward improving customer service, strengthening our brands, improving our global supply chain, and reducing overall complexity and cost. Our Rapid Continuous Improvement (RCI) tools are proving to be a great enabler and our associates are increasingly embracing them. I thank them for all of their efforts. The divestiture of the non-core business is consistent with our plans to focus resources on our strategies for building sustainable profitable growth and long-term shareholder value."

     Snap-on Tools Group segment sales of $284.0 million were up $13.2 million, or 4.9%, from prior year largely due to a 4.6% increase in U.S. sales, including higher sales from a new mid-tier product offering and the re-launch of the company's in-house warehouse distribution program. Sales in the company's international franchise operations increased $4.1 million, or 7.9%, year over year, primarily due to continued strong sales growth in Australia and $2.6 million of currency translation.

     Operating earnings of $34.7 million were up $8.2 million, or 30.9%, from $26.5 million (excluding the franchisee settlement charge) in the second quarter of 2006. (See attached reconciliation of non-GAAP financial measures discussed in this release.) The operating earnings increase is primarily due to higher sales and lower costs, including benefits from the execution of our strategies. As a percentage of sales, and after excluding the settlement charge in 2006, operating earnings improved to 12.2% as compared with 9.8% a year ago.

     Commercial & Industrial Group segment sales of $331.6 million were up 10.5% year over year largely due to increased sales of professional tools in Europe, higher sales of tools for industrial applications, continued strong sales growth in emerging markets, and higher sales of equipment in Europe. Currency translation contributed $11.2 million of the sales increase.

     Operating earnings of $32.5 million increased $4.9 million, or 17.8%, from prior year, largely due to the higher sales and benefits from ongoing cost reduction and restructuring initiatives, partially offset by increased restructuring charges and continued investment spending related to the expansion of distribution and manufacturing in emerging markets and lower-cost regions. As a percentage of sales, operating earnings in the quarter improved to 9.8% as compared with 9.2% a year ago.

     Diagnostics & Information Group segment sales of $165.3 million were up $39.1 million from prior year primarily due to higher sales of Mitchell1(TM) information products, increased sales of handheld diagnostics and related software, and incremental sales from Business Solutions. These increases were partially offset by $16.3 million of lower sales from the wind down of an OEM facilitation program and the outsourcing of certain non-strategic, low-margin equipment products previously manufactured and sold to the Snap-on Tools Group.

     Operating earnings of $29.3 million in the quarter were up $15.6 million from prior year largely due to the higher sales, an improved sales mix of higher-margin products, and benefits from productivity and cost reduction initiatives. As a percentage of sales, operating earnings improved to 17.7% in the quarter as compared with 10.9% a year ago.

     Financial Services operating earnings were $5.1 million on $14.8 million of revenue, as compared with $3.0 million of operating earnings on $11.7 million of revenue a year ago. The increase in operating earnings primarily reflects the impact of higher effective yields.

     "We're encouraged by the progress being made in executing our strategic initiatives across all of our businesses," said Nick Pinchuk, Snap-on president and chief operating officer. "Our RCI efforts are enabling us to embed sustainable processes that drive growth initiatives across the corporation while making great strides in eliminating waste and reducing costs. While we have much work ahead, we are optimistic regarding the opportunity for continued profitable growth and value creation."

     Outlook

     Snap-on expects to continue implementing its strategic and RCI initiatives in the balance of 2007, including its focus on global growth initiatives, product innovation, strengthening the franchise proposition, leveraging its brands, enhancing customer service, improving manufacturing and process effectiveness, and lowering administrative costs. As a result, Snap-on anticipates continued year-over-year operating and earnings improvement for the remainder of 2007.

     Snap-on incurred $14.7 million of exit and disposal costs in the first six months of 2007 and, as previously communicated, the company expects to incur approximately $28 million of such costs in 2007 as part of its ongoing efforts to lower its cost structure and improve process effectiveness. Snap-on anticipates 2007 capital expenditures to be in a range of $55 million to $60 million, and depreciation and amortization expense to approximate $70 million. As a result of higher debt levels, primarily from the Business Solutions acquisition, Snap-on anticipates incurring approximately $24 million of higher year-over-year interest expense in 2007. Snap-on expects that its effective tax rate for the second-half of 2007 will approximate 34.5%.

     Conference Call and Webcast July 25, 2007, at 9:00 a.m. Central

     A discussion of this release will be webcast on Wednesday, July 25, 2007, at 9:00 a.m. Central, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

     About Snap-on

     Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users. Product lines include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle manufacturers, dealerships and repair centers, as well as customers in industry, government, agriculture and construction. Products are sold through its franchisees, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.5 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

     Forward-looking Statements

     Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

     For additional information, please visit www.snapon.com.


                         SNAP-ON INCORPORATED
            Condensed Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (Unaudited)


                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               June 30,   July 1,  June 30,   July 1,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Net sales                        $711.9    $621.7  $1,417.6  $1,209.0
Cost of goods sold               (389.5)   (341.8)   (785.3)   (670.5)
                               --------- --------- --------- ---------
Gross profit                      322.4     279.9     632.3     538.5
                               --------- --------- --------- ---------

Financial services revenue         14.8      11.7      28.2      22.9
Financial services expenses        (9.7)     (8.7)    (19.4)    (17.9)
                               --------- --------- --------- ---------
Operating income from
 financial services                 5.1       3.0       8.8       5.0

Operating expenses:
  Selling, general and
   administrative                (240.1)   (224.9)   (485.0)   (446.9)
  Litigation settlement               -     (38.0)        -     (38.0)
                               --------- --------- --------- ---------
Total operating expenses         (240.1)   (262.9)   (485.0)   (484.9)

Operating earnings                 87.4      20.0     156.1      58.6

Interest expense                  (11.7)     (4.7)    (23.0)     (9.1)
Other income (expense) - net        2.5       0.3       2.7      (0.9)
                               --------- --------- --------- ---------
Earnings from continuing
 operations                        78.2      15.6     135.8      48.6

Income tax expense                (25.4)     (3.9)    (45.0)    (15.6)
                               --------- --------- --------- ---------
Net earnings from continuing
 operations                        52.8      11.7      90.8      33.0

Discontinued operations, net
 of tax                            (9.0)      0.1      (8.0)      0.9
                               --------- --------- --------- ---------
Net earnings                      $43.8     $11.8     $82.8     $33.9
                               ========= ========= ========= =========

Basic earnings per common
 share:
  Earnings per share,
   continuing operations          $0.91     $0.20     $1.56     $0.56
  Earnings (loss) per share,
   discontinued operations        (0.16)        -     (0.14)     0.02
                               --------- --------- --------- ---------
  Net earnings per share          $0.75     $0.20     $1.42     $0.58
                               ========= ========= ========= =========

Diluted earnings per common
 share:
  Earnings per share,
   continuing operations          $0.90     $0.20     $1.54     $0.56
  Earnings (loss) per share,
   discontinued operations        (0.16)        -     (0.14)     0.02
                               --------- --------- --------- ---------
  Net earnings per share          $0.74     $0.20     $1.40     $0.58
                               ========= ========= ========= =========

Weighted-average shares
 outstanding:
  Basic                            58.1      58.2      58.2      58.2
  Effect of dilutive options        0.7       0.7       0.7       0.7
                               --------- --------- --------- ---------
  Diluted                          58.8      58.9      58.9      58.9
                               ========= ========= ========= =========


                         SNAP-ON INCORPORATED
            Reconciliation of Non-GAAP Financial Measures
             (Amounts in millions, except per share data)
                             (Unaudited)


                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               June 30,   July 1,  June 30,   July 1,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
1)Operating earnings
  As reported                     $87.4     $20.0    $156.1     $58.6
  Litigation settlement pretax        -      38.0         -      38.0
                               --------- --------- --------- ---------
  As adjusted                     $87.4     $58.0    $156.1     $96.6
                               ========= ========= ========= =========

2)Net earnings from continuing
   operations
  As reported                     $52.8     $11.7     $90.8     $33.0
  Litigation settlement, net
   of tax of $14.6 million            -      23.4         -      23.4
                               --------- --------- --------- ---------
  As adjusted                     $52.8     $35.1     $90.8     $56.4
                               ========= ========= ========= =========

  Diluted earnings per share
   from continuing operations
  As reported                     $0.90     $0.20     $1.54     $0.56
  Litigation settlement, net
   of tax of $14.6 million            -      0.40         -      0.40
                               --------- --------- --------- ---------
  As adjusted                     $0.90     $0.60     $1.54     $0.96
                               ========= ========= ========= =========

3)Net earnings
  As reported                     $43.8     $11.8     $82.8     $33.9
  Litigation settlement, net
   of tax of $14.6 million            -      23.4         -      23.4
  Loss (income) from
   discontinued operations          9.0      (0.1)      8.0      (0.9)
                               --------- --------- --------- ---------
  As adjusted                     $52.8     $35.1     $90.8     $56.4
                               ========= ========= ========= =========

  Diluted earnings per share
   from net earnings
  As reported                     $0.74     $0.20     $1.40     $0.58
  Litigation settlement, net
   of tax of $14.6 million            -      0.40         -      0.40
  Loss (income) from
   discontinued operations         0.16         -      0.14     (0.02)
                               --------- --------- --------- ---------
  As adjusted                     $0.90     $0.60     $1.54     $0.96
                               ========= ========= ========= =========

4)Snap-on Tools Group

  Segment net sales              $284.0    $270.8    $572.5    $519.5
                               ========= ========= ========= =========

  Segment operating earnings
  Segment operating earnings
   (loss), as reported            $34.7    $(11.5)    $64.0      $6.7
  Litigation settlement pretax        -      38.0         -      38.0
                               --------- --------- --------- ---------
  As adjusted                     $34.7     $26.5     $64.0     $44.7
                               ========= ========= ========= =========

  Segment operating earnings
   (as adjusted) as a
   percentage of segment net
   sales                           12.2%      9.8%     11.2%      8.6%


Snap-on is providing the above reconciliations of non-GAAP financial measures disclosed in this earnings release as management believes that these non-GAAP measures provide a more meaningful year-over-year comparison of the company's operating performance.


                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (Unaudited)


                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               June 30,   July 1,  June 30,   July 1,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Net sales:
Snap-on Tools Group              $284.0    $270.8    $572.5    $519.5
Commercial & Industrial Group     331.6     300.0     653.4     587.2
Diagnostics & Information
 Group                            165.3     126.2     329.1     239.2
                               --------- --------- --------- ---------
Segment net sales                 780.9     697.0   1,555.0   1,345.9
Intersegment eliminations         (69.0)    (75.3)   (137.4)   (136.9)
                               --------- --------- --------- ---------
Total net sales                  $711.9    $621.7  $1,417.6  $1,209.0

Financial services revenue         14.8      11.7      28.2      22.9
                               --------- --------- --------- ---------
Total revenues                   $726.7    $633.4  $1,445.8  $1,231.9
                               ========= ========= ========= =========

Operating earnings:
Snap-on Tools Group(a)            $34.7    $(11.5)    $64.0      $6.7
Commercial & Industrial Group      32.5      27.6      60.6      50.7
Diagnostics & Information
 Group                             29.3      13.7      49.9      23.2
Financial Services                  5.1       3.0       8.8       5.0
                               --------- --------- --------- ---------
Segment operating earnings(a)     101.6      32.8     183.3      85.6
Corporate                         (14.2)    (12.8)    (27.2)    (27.0)
                               --------- --------- --------- ---------
Operating earnings(a)             $87.4     $20.0    $156.1     $58.6

Interest expense                  (11.7)     (4.7)    (23.0)     (9.1)
Other income (expense) - net        2.5       0.3       2.7      (0.9)
                               --------- --------- --------- ---------
Earnings from continuing
 operations(a)                    $78.2     $15.6    $135.8     $48.6
                               ========= ========= ========= =========

(a) Operating results for the three and six month periods ended July 1, 2006, include a $38.0 million pretax litigation settlement charge.


                         SNAP-ON INCORPORATED
           Condensed Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (Unaudited)


                                                   Three Months Ended
                                                   -------------------
                                                   June 30,   July 1,
                                                     2007      2006
                                                   --------- ---------

Operating activities
Net earnings                                          $43.8     $11.8
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
  Depreciation                                         13.0      12.4
  Amortization of other intangibles                     4.3       0.3
  Stock-based compensation expense                      5.4       3.6
  Excess tax benefits from stock-based
   compensation                                        (3.1)     (2.7)
  Deferred income tax provision                         8.0       0.5
  Loss on sale of assets                                0.1       0.3
  Loss (gain) on mark to market for cash flow
   hedges                                               0.1      (0.3)
Changes in operating assets and liabilities, net
 of effects of acquisition:
  (Increase) decrease in receivables                   12.9      14.9
  (Increase) decrease in inventories                    6.7     (10.0)
  (Increase) decrease in prepaid and other assets      21.4      (1.0)
  Increase (decrease) in accounts payable              (9.1)    (12.6)
  Increase (decrease) in accruals and other
   liabilities                                        (13.3)     29.0
                                                   --------- ---------
Net cash provided by operating activities              90.2      46.2

Investing activities
  Capital expenditures                                (14.3)     (9.2)
  Acquisition of business                              (4.1)        -
  Proceeds from disposal of property and equipment      6.7       8.5
  Other                                                (1.6)      0.3
                                                   --------- ---------
Net cash used in investing activities                 (13.3)     (0.4)

Financing activities
  Net decrease in short-term borrowings               (42.7)    (14.5)
  Purchase of treasury stock                          (33.1)    (32.3)
  Proceeds from stock purchase and option plans        21.6      20.6
  Excess tax benefits from stock-based
   compensation                                         3.1       2.7
  Cash dividends paid                                 (15.7)    (16.0)
                                                   --------- ---------
Net cash used in financing activities                 (66.8)    (39.5)

Effect of exchange rate changes on cash and cash
 equivalents                                            0.6       0.9
                                                   --------- ---------
Increase in cash and cash equivalents                  10.7       7.2

Cash and cash equivalents at beginning of period       61.3     182.9
                                                   --------- ---------
Cash and cash equivalents at end of period            $72.0    $190.1
                                                   ========= =========

Supplemental cash flow disclosures
  Cash paid for interest                              $(5.6)    $(0.7)
  Net cash paid for income taxes                      (14.1)    (11.8)


                         SNAP-ON INCORPORATED
           Condensed Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (Unaudited)


                                                    Six Months Ended
                                                   -------------------
                                                   June 30,   July 1,
                                                     2007      2006
                                                   --------- ---------

Operating activities
Net earnings                                          $82.8     $33.9
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
  Depreciation                                         25.1      24.4
  Amortization of other intangibles                     8.7       0.8
  Stock-based compensation expense                      9.3       6.9
  Excess tax benefits from stock-based
   compensation                                        (5.3)     (6.1)
  Deferred income tax provision (benefit)               4.8      (2.4)
  Gain on sale of assets                                  -      (0.4)
  Loss (gain) on mark to market for cash flow
   hedges                                               0.1      (0.2)
Changes in operating assets and liabilities, net
 of effects of acquisition:
  (Increase) decrease in receivables                    7.4     (12.1)
  (Increase) decrease in inventories                    3.7     (19.6)
  (Increase) decrease in prepaid and other assets       5.8     (16.0)
  Increase (decrease) in accounts payable               3.4      14.0
  Increase (decrease) in accruals and other
   liabilities                                        (28.3)     49.8
                                                   --------- ---------
Net cash provided by operating activities             117.5      73.0

Investing activities
  Capital expenditures                                (27.6)    (19.9)
  Acquisition of business                              (4.1)        -
  Proceeds from disposal of property and equipment      8.6      11.0
  Other                                                (1.9)      1.0
                                                   --------- ---------
Net cash used in investing activities                 (25.0)     (7.9)

Financing activities
  Proceeds from issuance of long-term debt            298.5         -
  Net decrease in short-term borrowings              (328.2)     (8.5)
  Purchase of treasury stock                          (64.3)    (58.3)
  Proceeds from stock purchase and option plans        35.4      46.0
  Excess tax benefits from stock-based
   compensation                                         5.3       6.1
  Cash dividends paid                                 (31.6)    (31.8)
                                                   --------- ---------
Net cash used in financing activities                 (84.9)    (46.5)

Effect of exchange rate changes on cash and cash
 equivalents                                            1.0       1.1
                                                   --------- ---------
Increase in cash and cash equivalents                   8.6      19.7

Cash and cash equivalents at beginning of period       63.4     170.4
                                                   --------- ---------
Cash and cash equivalents at end of period            $72.0    $190.1
                                                   ========= =========

Supplemental cash flow disclosures
  Cash paid for interest                             $(15.9)    $(7.8)
  Net cash paid for income taxes                      (10.7)    (16.0)


                         SNAP-ON INCORPORATED
                Condensed Consolidated Balance Sheets
                        (Amounts in millions)
                             (Unaudited)


                                               June 30,   December 30,
                                                 2007         2006
                                             ------------ ------------

Assets
  Cash and cash equivalents                        $72.0        $63.4
  Accounts receivable - net of allowances          561.2        559.2
  Inventories                                      323.9        323.0
  Deferred income tax benefits                      67.5         76.0
  Prepaid expenses and other assets                 78.8         91.6
                                             ------------ ------------
     Total current assets                        1,103.4      1,113.2

  Property and equipment - net                     293.6        297.1
  Deferred income tax benefits                      58.8         55.3
  Goodwill                                         786.0        776.1
  Other intangibles - net                          242.8        257.8
  Pension assets                                    14.4         14.0
  Other assets                                     161.3        141.0
                                             ------------ ------------
     Total Assets                               $2,660.3     $2,654.5
                                             ============ ============

Liabilities
  Accounts payable                                $185.3       $178.8
  Notes payable and current maturities of
   long-term debt                                   19.7         43.6
  Accrued benefits                                  40.5         41.4
  Accrued compensation                              73.7         90.4
  Franchisee deposits                               46.4         48.5
  Deferred subscription revenue                     25.1         25.3
  Income taxes                                      23.6         37.8
  Other accrued liabilities                        209.4        216.2
                                             ------------ ------------
     Total current liabilities                     623.7        682.0

  Long-term debt                                   501.4        505.6
  Deferred income taxes                             83.7         88.9
  Retiree health care benefits                      67.9         69.6
  Pension liabilities                              120.1        113.9
  Other long-term liabilities                      126.5        118.2
                                             ------------ ------------
     Total Liabilities                           1,523.3      1,578.2
                                             ------------ ------------

Shareholders' Equity
  Common stock                                      67.1         67.1
  Additional paid-in capital                       129.7        121.9
  Retained earnings                              1,231.4      1,180.3
  Accumulated other comprehensive income
   (loss)                                           46.9         21.2
  Grantor Stock Trust at fair market value             -        (19.4)
  Treasury stock at cost                          (338.1)      (294.8)
                                             ------------ ------------
     Total Shareholders' Equity                  1,137.0      1,076.3
                                             ------------ ------------
     Total Liabilities and Shareholders'
      Equity                                    $2,660.3     $2,654.5
                                             ============ ============


     CONTACT: Snap-on Incorporated
              Investors:
              Martin M. Ellen
              262/656-6462
              or
              Media:
              Richard Secor
              262/656-5561